SCHEDULE 14A

                             SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                      of the Securities Exchange Act of 1934

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [ ]
   Check the appropriate box:
   [x]    Preliminary Proxy Statement
   [ ]    Definitive Proxy Statement
   [ ]    Definitive Additional Materials
   [ ]    Soliciting Material Pursuant to  240.14a-11(c) or  240.14a-12
                             American Annuity Group, Inc.
                 (Name of Registrant as Specified In Its Charter)
                          American Annuity Group, Inc.
                    (Name of Person(s) Filing Proxy Statement)
   Payment of Filing Fee (Check the appropriate box):
   [X]    $125  per  Exchange Act  Rules  0-11(c)(1)(ii), 14a-6(i)(1),  or 14a-
          6(j)(2).
   [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
   [ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
          11.
     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: ftnt. 1

     4)   Proposed maximum aggregate value of transaction:

   [FN]
   1. Set forth the amount on which the filing fee is calculated and state how it was determined.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                                 PRELIMINARY COPY
                           AMERICAN ANNUITY GROUP, INC.
                              250 East Fifth Street
                             Cincinnati, Ohio  45202



                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                           To Be Held on June 14, 1994



   To Our Stockholders:

     You are invited to attend the Annual Meeting of Stockholders of American Annuity Group, Inc. ("AAG" or the "Company"). The meeting will be held in the Ludlow Room of the Cincinnatian Hotel, Fifth and Vine Streets, Cincinnati, Ohio at 10:00 A.M. (Eastern Time) on Tuesday, June 14, 1994.

     The purposes of the meeting are:

     1.   To elect nine directors;

     2.   To approve the AAG 1994 Stock Option Plan;

     3.   To approve the AAG 1994 Directors' Stock Appreciation Rights
          Plan;

     4. To ratify the issuance of Common Stock of AAG in exchange for its Series A Preferred Stock.

     5. To transact such other business as may properly be brought before the meeting or any adjournment thereof.





                                        Carl H. Lindner
                                        Chairman of the Board

   Dated:  May 10, 1994

   PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY FORM IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT A LATER DATE OR ATTEND THE MEETING AND VOTE IN PERSON.

                                 PROXY STATEMENT

                           AMERICAN ANNUITY GROUP, INC.

                          ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 14, 1994



                                   INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AAG for use at the Annual Meeting of Stockholders to be held at 10:00 A.M. (Eastern Time) on Tuesday, June 14, 1994, and any adjournment thereof. The Company will pay the cost of soliciting proxies.

     The approximate mailing date of these proxy materials is May 15, 1994.

   Outstanding Voting Securities of AAG
   Outstanding Voting Securities of AAG

     Holders of record of AAG Common Stock at the close of business on April 15, 1994 (the "Record Date") will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments thereof. At the Record Date, 39,141,080 shares of Common Stock were issued and outstanding.

     Holders of Common Stock are entitled to one vote per share on each matter to be voted on at the Annual Meeting.

   Principal Stockholders
   Principal Stockholders

     As of the Record Date, the only person known to the Company to own beneficially more than 5% of AAG's Common Stock was American Financial Corporation and its subsidiaries (collectively "AFC"), One East Fourth Street, Cincinnati, Ohio 45202, which beneficially owned 31,319,629 shares, which represented approximately 80% of the number of shares outstanding as of the Record Date.

     AFC and Carl H. Lindner, the beneficial owner of 40.8% of AFC's common stock and the Chairman of its Board of Directors and its Chief Executive Officer, share voting and investment power with respect to the shares of AAG Common Stock owned by AFC. AFC and Carl H. Lindner may be deemed to be controlling persons of AAG.

   Action to be Taken at the Meeting
   Action to be Taken at the Meeting

     All shares represented by a properly executed proxy will, unless previously revoked, be voted at the Annual Meeting or any adjournments thereof in accordance with the directions on the proxy. Unless a contrary direction is indicated, such shares will be voted for the nine nominees for director named herein and in favor of Proposals 2, 3 and 4.

     Management knows of no other matter to be presented at the Annual Meeting upon which a vote may be taken, but it is intended that as to any such other matter the proxy holders will vote in accordance with their judgment as to the best interest of AAG. Should any of the nominees for election as a director become unable to stand for election, which is not anticipated, it is intended that the proxy holders will vote for the election of such other person as the Board of Directors may recommend.

                        PROPOSAL 1:  ELECTION OF DIRECTORS

   Nominees for Director    Nominees for Director

     Directors will be elected to hold office until the next annual meeting and until their successors are elected and qualified.

     The number of directors to be elected at the Annual Meeting is nine. The nine directors so elected will, upon such election, constitute the entire Board of Directors.

     In accordance with AAG's Certificate of Incorporation ("Certificate"), the only candidates eligible for election at the meeting of stockholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a stockholder who has complied with the procedures set forth in the Certificate. The Certificate requires that a stockholder wishing to make a nomination must have first given the Secretary of AAG at least five and not more than thirty days' prior written notice setting forth or accompanied by (a) the name and residence of the stockholder and each nominee specified in the notice, (b) a representation that the stockholder was a holder of record of AAG Common Stock and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice and (c) the consent of each such nominee to serve as director if so elected.

     The nominees to the Board of Directors are CARL H. LINDNER, S. CRAIG LINDNER, ROBERT A. ADAMS, A. LEON FERGENSON, RONALD G. JOSEPH, JOHN T. LAWRENCE III, WILLIAM R. MARTIN, ALFRED W. MARTINELLI and RONALD F. WALKER. See "MANAGEMENT" for a description of the background, securities holdings, remuneration and other information relating to the nominees. The nine nominees receiving the highest numbers of votes will be elected as directors.

     The Board of Directors recommends that stockholders vote FOR the election of the nine nominees as directors. The Company has been informed that AFC intends to vote its shares FOR the above nominees.

                  PROPOSAL 2:  APPROVAL OF THE AMERICAN ANNUITY
                        GROUP, INC. 1994 STOCK OPTION PLAN

     On March 2, 1994, the Board of Directors adopted, subject to approval of AAG stockholders at the Annual Meeting, the American Annuity Group, Inc., 1994 Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan provides for the issuance of both incentive stock options ("Incentive Stock Options") and non-qualified stock options ("Nonqualified Stock Options") to certain officers and key management personnel ("Key Employees").

     The following description is qualified in its entirety by reference to the text of the Stock Option Plan which is set forth in Annex 1 to this Proxy Statement.

   Purpose of the Plan
   Purpose of the Plan

     The purpose of the Stock Option Plan is to promote the interests of AAG and its stockholders by providing a means for selected Key Employees of AAG and its subsidiaries to acquire a propriety interest in AAG, thereby strengthening AAG's ability to attract capable management personnel and provide an inducement for Key Employees to remain employed by AAG or its subsidiaries and to perform at their maximum levels.

   Eligibility
   Eligibility

     Options under the Stock Option Plan may be granted to Key Employees of AAG and its subsidiaries.

   Securities to be Utilized
   Securities to be Utilized

     The maximum number of shares of AAG Common Stock for which options may be granted under the Stock Option Plan is 1,500,000 (subject to antidilution provisions). Shares delivered by AAG pursuant to the exercise of options may be authorized but unissued shares of Common Stock, previously acquired treasury shares or a combination thereof. Shares subject to options which expire or are terminated shall again be available for the granting of other options under the Stock Option Plan.

   Plan Administration and Termination
   Plan Administration and Termination

     The Stock Option Plan will be administered by the Organization and Policy Committee (the "Committee") comprised of not less than two "outside directors," as such term is defined in P. Reg. 1.162-27(e)(3) of the Income Tax Regulations (or such comparable definition in the final Income Tax Regulations). Each member shall also be a "disinterested person" as defined in Section 16b-3(c)(2)(i) of the Securities Exchange Act of 1934 (the "Exchange Act"). The Board of Directors, unless the Board of Directors delegates such authority to the Committee, will have the ability to amend the Stock Option Plan at any time without further stockholder approval unless such amendment would cause the Stock Option Plan to cease to satisfy any applicable conditions of Rule 16b-3. Unless earlier terminated, the Stock Option Plan will continue in effect until March 2, 2004.

   Price, Exercise Period and Vesting of Options

     The Committee will determine the exercise price for options granted under the Stock Option Plan. The exercise price for a Nonqualified Stock Option may be less than the Fair Market Value per Share but must not be less than the par value per share of Common Stock (the "Par Value"). The exercise price for an Incentive Stock Option must not be less than the greater of (i) 100% of the Fair Market Value per share of Common Stock on the date of grant or (ii) the Par Value. The Fair Market Value of the Common Stock will be the closing price of AAG Common Stock on the New York Stock Exchange Composite Tape for the most recent day of trading. On April 25, 1994, the closing price of AAG Common Stock was $9.13.

     Twenty percent of the shares underlying an option will become exercisable upon the first anniversary of the date of grant, and twenty percent will vest on each anniversary thereafter.

     Generally, payment for shares purchased upon exercise of an option is to be made in cash. The Committee, however, may permit payment by (i) delivery of shares of AAG Common Stock already owned by the Optionee having a Fair Market Value equal to the cash option price of the shares; (ii) a combination of share delivery and cash payment or (iii) any other method.

   Federal Income Tax Consequences
   Federal Income Tax Consequences

     Incentive Stock Options. The Company intends that certain of the options granted under the plan will qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Assuming that the options are so qualified, the tax consequences of the plan will vary depending on whether certain holding period requirements are met.

     If an optionee acquiring stock pursuant to an incentive stock option does not dispose of the stock until at least one year after the transfer of the stock to the optionee and at least two years from the date of grant of the option, then, subject to the alternative minimum tax rules discussed below, there will be no tax consequences to the optionee or the Company when the incentive stock option is granted or when it is exercised.

     If stock acquired upon exercise of an option is sold by the optionee and the holding period requirements described in the preceding paragraph have not been met, the federal income tax consequences to the optionee and the Company will be as follows: first, the optionee will be required to report, on his or her federal income tax return for the year in which the sale occurs, additional compensation income equal to the difference between the Fair Market Value of the stock at the time of exercise of the option and the purchase price at which the stock was acquired (the Company will generally be entitled to a compensation deduction in an equivalent amount). Next, for purposes of determining gain or loss upon sale of the stock an amount equal to this compensation income will be added to the exercise price of the stock and the total will be the optionee's adjusted basis of the stock. Gain or loss will be determined, based upon the difference between the optionee's adjusted basis of the stock and the net proceeds of the sale, and the optionee will be required to report such gain or loss as long-term or short-term (depending on how long the optionee held the stock) capital gain or loss on his or her federal income tax return for the year in which the sale occurs.

     Although an optionee who receives an Incentive Stock Option under the plan realizes no taxable income when the optionee receives or exercises the Incentive Stock Option, the difference between the Fair Market Value of the stock on the date of exercise and the exercise price results in an adjustment in computing alternative minimum taxable income for purposes of Sections 55 et. seq. of the Code, which may trigger alternative minimum tax consequences for optionees. Any alternative minimum tax that is payable may ultimately be credited against taxes owed upon disposition of the stock.

     Nonqualified Options. The Company may also grant Nonqualified Options under the plan. In general, there will be no tax consequences to the optionee or the Company when the option is granted. Upon exercise of the option, the optionee will be required to report, on his or her federal income tax return for the year in which the exercise occurs, additional compensation income equal to the difference between the Fair Market Value of the stock at the time of exercise of the option and the exercise price (the Company will generally be entitled to a compensation deduction in an equivalent amount.)

     The foregoing is only a summary of the federal income tax rules applicable to options granted under the plan and is not intended to be complete. In addition, this summary does not discuss the effect of the income or other tax laws of any state or foreign country in which a participant may reside.

     The Board of Directors recommends that stockholders vote FOR the proposal to approve the AAG 1994 Stock Option Plan. The Company has been informed that AFC intends to vote its shares FOR approval of the AAG 1994 Stock
   Option Plan.    Option Plan.


               PROPOSAL 3:  APPROVAL OF THE AMERICAN ANNUITY GROUP
                  1994 DIRECTORS' STOCK APPRECIATION RIGHTS PLAN

     The purpose of the American Annuity Group 1994 Directors' Stock Appreciation Rights Plan is to advance the interests of AAG and its stockholders by affording non-employee members of AAG's Board of Directors an opportunity to participate in a stock-based investment vehicle through the grant of stock appreciation rights ("SARs"). SARs do not require the issuance of shares as do stock options, but the grant of SARs does, under current accounting standards, require that the Company record a charge to earnings on a current basis to the extent that SARs are "in-the-money". The Company believes that this Plan will give an incentive to non-employee members of the Board to increase revenues and profits.

     On March 2, 1994, the Board of Directors adopted the 1994 Directors Stock Appreciation Rights Plan (the "Directors SAR Plan") subject to approval by AAG's stockholders. The following is a brief description of the material provisions of the Directors SAR Plan. Stockholders are urged to carefully review the copy of the complete Directors SAR Plan attached hereto as Annex 2.

     The Directors SAR Plan provides that SARs will be granted to directors of AAG who are not also employees of AAG or its subsidiaries ("Eligible Directors"). The Directors SAR Plan will provide for automatic grants of SARs to Eligible Directors. On the effective date of the Directors SAR Plan, each Eligible Director was granted 10,000 SARs. On each March 1 thereafter, each Eligible Director will be granted 1,000 SARs. Each person elected as a director of AAG who was not a director on the effective date of the Directors SAR Plan and qualifies as an Eligible Director will be granted 10,000 SARs on the date of election. The Board of Directors has initially appointed the Organization and Policy Committee to administer the SAR Plan.

     The aggregate number of SARs which may be granted pursuant to the Directors SAR Plan is limited to 500,000 subject to adjustment in the case of stock dividends, stock splits and similar events. In general, the SARs are designed to compensate recipients based on the increase in market value of AAG Common Stock over the term of an SAR. SARs are granted with a specific grant price (the "SAR Grant Price") which is equal to the average of the means between the high and low sales prices for shares of AAG Common Stock for the ten consecutive trading days immediately preceding the date of grant. For the initial grant of SARs, the SAR Grant Price was $9.62. On April 25, 1994, the closing price of AAG Common Stock on the New York Stock Exchange Composite Tape was $9.13.

     SARs will expire ten years after the date of grant and generally vest 20% on each anniversary of the date of grant beginning with the first anniversary. As a result, SARs generally become fully vested on the fifth anniversary of grant. The Directors SAR Plan provides for acceleration of the vesting schedule in the case of (i) the termination of service as a director of a holder of an SAR for any reason other than cause within one year following certain merger or acquisition transactions involving the Company or a change of control of the Company, (ii) upon termination of service as a director of a holder of an SAR because of retirement, death or disability, (iii) certain merger or acquisition transactions involving the Company if provision is not made for the assumption of the SARs by the acquiring corporation and (iv) at the discretion of the committee administering the Director SAR Plan.

     SARs may be exercised, to the extent vested, during certain window periods immediately following the release by the Company of quarterly results of operations, so long as the recipient of the SAR remains a director of the Company or one of its subsidiaries. The Director SAR Plan contains exceptions to the general rule that SARs may be exercised only while the recipient remains a director, including exceptions for termination as a director resulting from retirement, death or disability. In the case of these exceptions, SARs held by the former director will remain exercisable for some period of time following termination of employment.

     Upon exercise, the holder of an SAR is entitled to be paid an amount (the "Spread") equal to (x) the number of SARs being exercised, times (y) the SAR Exercise Price less the SAR Grant Price. For purposes of calculating the Spread, the SAR Exercise Price is equal to the average of the high and low sales prices of AAG Common Stock on the date of exercise. The Director SAR Plan provides that 50% of the Spread will be paid in cash to the holder.
   The other half of the Spread will be paid to the holder in any combination of the following, as determined by the committee administering the Directors SAR Plan: (i) AAG Common Stock (with AAG Common Stock valued at the SAR Exercise Price) or (ii) cash deferred over 10 years with equal annual payments of principal plus interest at 10% per annum.

     The Directors SAR Plan provides that it may be amended from time to time by the Board of Directors without the approval of stockholders, except in certain cases. Stockholder approval will be required to (i) increase the number of SARs which may be granted under the Directors SAR Plan, (ii) change the manner in which the SAR Grant Price is calculated, (iii) change the class of persons eligible to be granted SARs or (iv) make any other amendment which would require stockholder approval in order for the Directors SAR Plan to remain an exempted plan under Rule 16b-3 under the Exchange Act.

     Persons who receive SARs incur no federal income tax liability at the time of grant. Persons exercising SARs recognize taxable income, and the Company receives a tax deduction, equal to the amount of cash received by such person plus the value of AAG Common Stock received. Such person's basis in the AAG Common Stock received is equal to the fair market value of the stock on the date of receipt.

     On March 2, 1994, 10,000 SARs were granted to Messrs. Fergenson, Joseph, Lawrence, Martin, Martinelli and Walker at an SAR Grant Price of $9.62. The grant, as well as the Director SAR Plan itself, is subject to stockholder approval. In future years, each non-employee director will receive 1,000 SARs per year. No other persons are eligible to receive benefits under the Directors SAR Plan. The total number of SARs granted in future years will depend on the number of non-employee directors. Based on the current number of non-employee directors, 6,000 SARs will be granted annually.

     The Board of Directors recommends that stockholders vote FOR the proposal to approve the AAG 1994 Directors' Stock Appreciation Rights Plan. The Company has been informed that AFC intends to vote its shares FOR approval of the AAG 1994 Directors' Stock Appreciation Rights Plan.


          PROPOSAL 4:  RATIFICATION OF THE ISSUANCE OF 3,238,162 SHARES
                     OF COMMON STOCK OF AAG IN EXCHANGE FOR
                450,000 SHARES OF SERIES A PREFERRED STOCK OF AAG


     The Company consummated a securities exchange (the "Exchange") on March 31, 1994, pursuant to which the Company issued 3,238,162 shares of its Common Stock to Great American Insurance Company ("GAI"), a wholly-owned subsidiary of AFC, in exchange for all 450,000 outstanding shares of the Company's Series A Preferred Stock. As part of the Exchange, the Company agreed to pay the accrued dividend on the Series A Preferred Stock payable April 1, 1994. Concurrent with the Exchange, the Company issued an additional 809,578 shares of its Common Stock to three unaffiliated entities in exchange for approximately $7.1 million principal amount of the Company's 11 % Senior Subordinated Notes due 2003. After giving effect to these two transactions, AFC's beneficial ownership of the Company's Common Stock remained at 80.01%.

     The Company's Series A Preferred Stock was issued to GAI on December 31, 1992, in connection with the acquisition of Great American Life Insurance Company, in exchange for $45 million cash. The Series A Preferred Stock had a redemption value of $45 million and provided for cumulative dividends at the rate of 7% per annum. The Series A Preferred Stock was initially recorded at $29.4 million (given an imputed dividend rate of 12% through 2007) with the amount of $15.6 million credited to capital surplus. If the Series A Preferred Stock remained outstanding after January 1, 2008, the Company and its subsidiaries would have become subject to substantial limitations on their ability to borrow funds, issue stock or pay common stock dividends.

     A Special Committee of the Board of Directors, comprised of Messrs. Fergenson and Martinelli, was appointed to consider the fairness of the transaction. The agreement between the Company and GAI provided that the consideration paid by the Company to acquire the Series A Preferred Stock would be subject to an adjustment if the Special Committee determined, after receipt of an opinion of an investment banking firm retained to consider the transactions, that the transactions, taken as a whole, were not fair to the Company's stockholders other than AFC and its affiliates. The Board of Directors, acting through the Special Committee, determined that the Exchange and the concurrent acquisition of approximately $7.1 million of the Company's outstanding indebtedness were in the best interest of the Company's stockholders other than AFC and its affiliates, primarily because these transactions (i) increased the Company's common stockholders' equity by approximately $37 million and (ii) reduced the Company's fixed charges for Preferred Stock dividends and interest by approximately $4 million. Moreover, the Special Committee believed that common equity was generally viewed by investors as a more preferential type of equity than preferred equity. The Special Committee also relied on the provision which provided for an adjustment in the consideration paid to acquire the Series A Preferred Stock if the Special Committee determined the transactions were not fair to the Company's independent stockholders.

     The Special Committee retained the investment banking firm of Bear, Stearns & Co. to render an opinion as to the fairness to the stockholders of the Company other than AFC and its affiliates, of the Exchange and the concurrent exchange of Common Stock for indebtedness. On April 22, 1994, Bear, Stearns & Co. rendered its opinion to the Special Committee that the transactions, taken as a whole, were fair to the independent stockholders of the Company. Thereafter, the Special Committee determined that no adjustment in the consideration paid to acquire the Series A Preferred Stock was required.

     Under applicable law, consummation of the transactions did not require approval of the Company's stockholders. However, the New York Stock Exchange, which lists the Common Stock for trading, has conditioned listing the Common Stock issued to GAI on stockholder ratification of the Exchange. The vote required to ratify the Exchange is a majority of the votes actually cast on the issue.

     The Board of Directors recommends that stockholders vote FOR the proposal to ratify the issuance of 3,238,162 shares of Common Stock of AAG in exchange for 450,000 shares of Series A Preferred Stock of AAG. The Company has been informed that AFC intends to vote FOR ratification of the Exchange.

                                    MANAGEMENT

     The directors and executive officers of AAG are:

                                                           Director or
             Name       Age*              Position        Officer Since



    Carl H. Lindner      75    Chairman of the Board          1987
                               and
                                 Chief Executive
                               Officer

    S. Craig Lindner     39    Director and President         1993
    Robert A. Adams      48    Director, Executive Vice       1992
                               President and Chief
                               Operating Officer

    A. Leon Fergenson    81    Director                       1987
    Ronald G. Joseph     57    Director                       1994

    John T. Lawrence     42    Director                       1994
    III

    William R. Martin    65    Director                       1994
    Alfred W.            66    Director                       1987
    Martinelli

    Ronald F. Walker     56    Director                       1987
    John B. Berding      31    Senior Vice President -        1993
                                 Investments

    William J. Maney     44    Senior Vice President -        1993
                                 Treasurer and Chief
                                 Financial Officer

    Mark F. Muething     34    Senior Vice President,         1993
                                 General Counsel and
                                 Secretary
    Jeffrey S. Tate      37    Senior Vice President          1993

   * As of May 1, 1994

     Carl H. Lindner has been Chairman of the Board since 1987. Mr. Lindner also serves as Chairman of the Board and Chief Executive Officer of AFC, a diversified financial services company, and Chairman of the Board of the following public companies: American Premier Underwriters, Inc. ("APZ") (formerly The Penn Central Corporation); American Financial Enterprises, Inc. ("AFEI"); Chiquita Brands International, Inc.; General Cable Corporation and Great American Communications Company ("GACC"). He also serves as Chief Executive Officer or in a similar capacity with the following companies: APZ, a company engaged primarily in specialty, property and casualty insurance businesses; AFEI, a company whose assets consist primarily of investments in AAG, APZ and General Cable and Chiquita Brands, a leading international marketer, processor and producer of quality fresh and processed food products. AFC owns a substantial beneficial interest




   (over 20%) in all of these companies. Mr. Lindner is the father of S. Craig Lindner.

     S. Craig Lindner was elected a director of AAG on March 26, 1993. During the past five years, Mr. Lindner has been Senior Executive Vice President of American Money Management Corporation ("AMM"), a subsidiary of AFC which provides investment services for AFC and its affiliated companies, including

   AAG, and he continues to serve in that position. He is also a director of APZ, Chiquita, General Cable and GACC.

     Robert A. Adams was elected a director of AAG on October 28, 1993. Mr. Adams was elected Executive Vice President and Chief Operating Officer of the Company on December 31, 1992. For more than five years prior to election as an officer of the Company, he was Senior Vice President and a director of GAI, a wholly-owned subsidiary of AFC engaged in the property and casualty insurance business. He also served as Treasurer of GAI until October 1991.

     A. Leon Fergenson has been a director of AAG since 1987. During the past five years, Mr. Fergenson has been a private investor and a director of various corporations. He is also a director of Buckeye Management Company, an APZ subsidiary which is the sole general partner of Buckeye Partners, L.P., a limited partnership engaged principally in pipeline transportation of petroleum products, Sequa Corporation and several mutual funds managed by Neuberger & Berman, Inc.

     Ronald G. Joseph was elected a director of AAG on March 2, 1994. During the past five years, Mr. Joseph has been President of Columbia Development, a Cincinnati-based company which owns automobile dealerships and various real estate development projects.

     John T. Lawrence III was elected a director of AAG on March 2, 1994. Mr. Lawrence has been a Senior Vice President with Kidder Peabody & Co., a national investment banking firm, since January 1993. Prior thereto for more than five years he was a Senior Vice President with Prudential Securities Inc. He is also a director of Spelling Entertainment Group Inc. ("Spelling").

     William R. Martin was elected a director of AAG on March 2, 1994. Although currently retired, during the past five years Mr. Martin was President of both Tominy, Inc. and M.B. Computing, Inc., which are each privately held software development companies. Mr. Martin is also a director of General Cable.

     Alfred W. Martinelli has been a director of AAG since 1987. During the past five years, Mr. Martinelli has been Vice Chairman of the Board of Directors of APZ and Chairman of the Board and Chief Executive Officer of Buckeye Management Company. He is also a director of Spelling.

     Ronald F. Walker has been a director of AAG since 1987. During the past five years, Mr. Walker has been President and Chief Operating Officer and a director of AFC. He was President and Chief Operating Officer of APZ from March 1987 to February 1992, and a director of APZ from May 1982 to February 1992. In addition, he has served as President and Chief Executive Officer and a director of General Cable since July 1, 1992. Mr. Walker is also a director of AFEI, Chiquita and Tejas Gas Corporation.

     John B. Berding was elected an officer of AAG on March 26, 1993. During the past five years, he has been an investment analyst and, since February 1992, a Vice President of AMM, and he continues to serve in that position.

     William J. Maney was elected an officer of AAG effective on February 15, 1993. Prior thereto for more than five years he was Vice President - Accounting of GAI.

     Mark F. Muething was elected an officer of AAG on October 28, 1993. Prior thereto, he was a partner (from October 1991 to October 1993) and an associate (from August 1984 to October 1991) with Keating, Muething & Klekamp, a Cincinnati-based law firm.

     Jeffrey S. Tate was elected an officer of AAG effective on February 15, 1993. Prior thereto, he served as Vice President (from May 1990 to December
   1992) and Assistant Vice President (from February 1988 to May 1990) of GAI.

     In December 1993, GACC completed a comprehensive financial restructuring that included a prepackaged plan of reorganization filed in November of that year under Chapter 11 of the Bankruptcy Code. Although not a director or officer of GACC during 1993, Carl H. Lindner had been Chairman of the Board and Chief Executive Officer of GACC prior to 1993 and was again elected Chairman of the Board of GACC in January 1994.

   Holdings of Management    Holdings of Management

     Information concerning AAG's Common Stock beneficially owned by each director and executive officer and all directors and executive officers as a group as of April 15, 1994, is shown in the following table:

                                Amount and Nature of
                                     Beneficial
              Name                  Ownership(a)          Percent of Class


   Robert A. Adams                      10,000                          *
   A. Leon Fergenson                     3,111                    *
   Ronald G. Joseph                      2,000                    *
   John T. Lawrence III                  2,000                    *
   Carl H. Lindner                  31,319,629 (b)               80%
   S. Craig Lindner                      --                      --
   William S. Martin                     --                      --
   Alfred W. Martinelli                      4                    *
   Ronald F. Walker                     15,000                    *
   John B. Berding                       1,000                    *
   William J. Maney                      1,000                    *
   Mark F. Muething                      2,000                    *
   Jeffrey S. Tate                         500                    *
   All Directors and Execu-
   tive Officers as a Group
   (13 persons)                     31,356,244                  80.1%
   [FN]

   * Less than 1%

   (a) Unless otherwise indicated, the persons named have sole voting and investment power over the shares listed opposite their names.

   (b) Mr. Lindner may be deemed to own beneficially the shares set forth under "Principal Stockholders" for AFC, of which Mr. Lindner is Chairman of the Board and Chief Executive Officer and a principal shareholder.

   Committees and Meetings of the Board of Directors

     AAG's Board of Directors held seven meetings in 1993 and took action in writing on five occasions.

     Audit Committee.  The Audit Committee consists of three members:  William
   R. Martin (Chairman), A. Leon Fergenson and John T. Lawrence III, none of whom is an officer or employee of AAG or any of its subsidiaries. The Committee's functions include: recommending to the Board of Directors the firm to be appointed as independent accountants to audit the financial statements of AAG and its subsidiaries and to provide other audit-related services and recommending the terms of such firm's engagement; reviewing the scope and results of the audit with the independent accountants; reviewing with management and the independent accountants AAG's interim and year-end operating results; reviewing the adequacy and implementation of the internal accounting and auditing procedures of AAG; and reviewing the non-audit services to be performed by the independent accountants and considering the effect of such performance on the accountants' independence. The Audit Committee held five meetings in 1993.

     Executive Committee.  The Executive Committee consists of three members:
   S. Craig Lindner (Chairman), Carl H. Lindner and Robert A. Adams. The Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors, except that the Committee's authority does not extend to certain fundamental matters, such as amending the By-laws of AAG, filling vacancies in the Board of Directors, declaring a dividend, electing or removing the Company's principal officers, adopting or approving a plan of merger, consolidation or sale of a substantial portion of the Company's assets, dissolution or reorganization of AAG or establishing or designating any class or series of AAG stock (or fixing or determining the relative rights and preferences thereof). The Executive Committee did not meet in 1993 but did take action in writing on one occasion.

     Organization and Policy Committee. The Organization and Policy Committee consists of three members: Ronald F. Walker (Chairman), Ronald G. Joseph and Alfred W. Martinelli, none of whom is an officer or employee of AAG or any of its subsidiaries. The Committee's functions include: reviewing the duties and responsibilities of the Company's principal officers; reviewing and making recommendations to the Board of Directors with respect to the compensation of the Company's principal officers; reviewing the Company's compensation and personnel policies; administering bonus and stock option plans; reviewing and making recommendations to the Board of Directors with respect to employee retirement policies; and supervising, reviewing and reporting to the Board of Directors on the performance of the management committee responsible for the administration and investment management of the Company's pension and savings plans. The Committee also reviews and advises the Board of Directors with respect to the nomination of candidates for election to the Board of Directors. The Committee will consider stockholder suggestions for nominees for director. Suggestions for Director consideration may be submitted to the Secretary of AAG at its principal executive offices. Suggestions received by the Secretary's office by December 31 will be considered by the Committee. Stockholders may also make nominations for director by complying with the procedures described above under the caption "Nominees for Director". The Organization and Policy Committee held two meetings in 1993.

   Compensation of Directors
   Compensation of Directors

     Officers of AAG do not receive any additional compensation for serving as members of the Board of Directors or any of its committees. Directors who are not employees of AAG receive an annual fee of $20,000 for Board membership and an annual fee of $5,000 for serving as Chairman of a Board Committee. In addition, directors who are not employees of AAG are paid a fee of $1,500 for attendance at each Board meeting, and $750 for attendance at each committee meeting. All directors are reimbursed for expenses incurred in attending board and committee meetings.

   Compensation of Executive Officers

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to AAG and its subsidiaries for the three years ended December 31, 1993 paid to those persons who were, at December 31, 1993, (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of AAG. The table also sets forth information with respect to two additional individuals who were executive officers during the year but were not serving as such at the end of the year.

                            SUMMARY COMPENSATION TABLE


                                                     Long-Term

                                        Annual     Compensation
                               Compensation

                                                                All Other
    Name and Principal                     Other
         Position                          Annual    Securities  Compensati
                            Salary Bonus Compensati  Underlying      on (i)
                        Year               on(h)    Options/SARs

   Carl H. Lindner      1993 $100,000   --      --         --         --
    Chairman of the     1992  $70,556   --      --         --         --
   Board and            1991     --     --      --         --         --
    Chief Executive
   Officer (a)

   S. Craig Lindner     1993 $193,282 $304,808     $53    125,000       --
    President (b)       1992     --     --      --         --         --
                        1991     --     --      --         --         --

   Robert A. Adams      1993 $425,000 $428,123  $4,160    125,000    $30,000
    Executive Vice      1992     --     --      --         --         --
   President            1991     --     --      --         --         --
    and Chief Operating
   Officer (c)

   William J. Maney     1993 $125,202 $122,981  $4,464     35,000    $14,150
    Senior Vice         1992     --     --      --         --         --
   President,           1991     --     --      --         --         --
    Treasurer and Chief
    Financial Officer
   (d)

   Jeffrey S. Tate      1993 $113,085  $98,693  $1,937     35,000    $13,030
    Senior Vice         1992     --     --      --         --         --
   President (e)        1991     --     --      --         --         --

   Jovite LaBonte       1993 $325,000 $246,250  $8,222     50,000    $30,000
    President and Chief 1992 $337,500 $406,250    --         --      $30,000
   Executive            1991 $324,038 $206,250    --         --      $30,000
    Officer, Great
   American Life
    Insurance Company
   (f)

   Augustus I. duPont   1993 $175,000    --     $6,645       --     $325,291
    Vice President,     1992 $167,639 $225,000    --         --      $27,126
   General              1991 $150,000  $45,000    --        5,000    $10,219
    Counsel and
   Secretary (g)





   (a) Carl H. Lindner was elected Chief Executive Officer of AAG on April 19, 1992, and in such capacity he is paid an annual salary of $100,000. Mr. Lindner did not participate in any other compensation plans of AAG.

   (b)    S. Craig Lindner was elected President of AAG on March 26, 1993.

   (c) Mr. Adams was elected Executive Vice President and Chief Operating Officer of AAG effective on December 31, 1992 in connection with the acquisition of Great American Life Insurance Company from GAI.

   (d) Mr. Maney was elected Senior Vice President, Treasurer and Chief Financial Officer of AAG effective on February 15, 1993.

   (e) Mr. Tate was elected Senior Vice President of AAG effective on February 15, 1993.

   (f)    Mr. LaBonte retired on December 31, 1993.

   (g) Mr. duPont resigned his position on October 28, 1993. The 5,000 shares underlying Mr. duPont's options were granted to him pursuant to the Company's 1987 Stock Option Plan which has been discontinued.










































   (h) The amounts listed under "Other Annual Compensation" include the value of automobile and homeowners insurance coverage provided pursuant to the Executive Insurance Program and the premiums paid for group life coverage in excess of $50,000 per individual, respective-ly, for each person as follows: Mr. Adams - $2,942 and $1,218, Mr. Maney - $4,036 and $428, Mr. Tate - $1,692 and $245 and Mr. LaBonte - $4,939 and $3,283. The amount for Mr. Lindner reflects premiums paid for group life coverage in excess of $50,000.

   (i) Amounts listed under "All Other Compensation" for each of the named persons for 1993, other than Mr. duPont, reflect amounts contributed by AAG to the AFC ESORP. For Mr. duPont, the amount for 1993 reflects severance paid upon resignation. For prior years, the amounts reflect benefits paid to Mr. duPont pursuant to plans which were in place prior to the acquisition of Great American Life Insurance Company ("GALIC").

     SAR grants for the year ended December 31, 1993 for the Executive Officers named in the Summary Compensation Table are as follows:

                                SAR GRANTS IN 1993

                                                    Potential Realizable
                                                          Value at
                                                    Assumed Annual Rates
                                                       of Stock Price
                          Individual Grants             Appreciation for
                                                     SAR Term(a)
                              % of
                              Total
                              SARs
                             Granted Exerc
                               to     ise
                             Employe   or
                              es in   Base Expirat
                    SARs    Fiscal  Price   ion
       Name        Granted    Year   (b)  Date(c)   0%     5%         10%
   Carl H. Linder     --     --     --       --       --      --         --


   S. Craig  						125,000  22.7%  $9.00 3/26/2003 $125,000 $911,250  $2,117,175
   Lindner

   Robert A.       125,000  22.7%  $9.00 3/26/2003 $125,000 $911,250  $2,117,175
   Adams

   William J.       35,000   6.4%  $9.00 3/26/2003  $35,000 $255,150  $592,900
   Maney

   Jeffrey S.       35,000   6.4%  $9.00 3/26/2003  $35,000 $255,150  $592,900
   Tate

   Jovite           50,000   9.1%  $9.0012/31/1995  $50,000 $121,795  $199,830
   LaBonte
   (d)

   Augustus  						   --      --      --      --       -- 			  --       --
   I. duPont




   (a) The Potential Realizable Value is calculated based on a market price for the AAG Common Stock on March 26, 1993, the date of grant of the SARs, of $10.00 per share.

   (b) The closing price for AAG Common Stock on March 26, 1993, the date of grant of the SARs, was $10.00 per share.

   (c) For each of the named individuals, other than Mr. LaBonte, 20% of the SARs became exercisable on March 26, 1994 and 20% become exercisable on each anniversary of the date of grant thereafter.

   (d) Mr. LaBonte retired on December 31, 1993. As a result, his SARs terminate two years after such date.

     SARs exercised during the year ended December 31, 1993 from the Executive Officers named in the Summary Compensation Table are as follows:

                         AGGREGATED SAR EXERCISES IN 1993
                       AND SAR VALUES AT DECEMBER 31, 1993



                                                          Value of
                                                        Unexercised
                                            Number of   In-the-Mon-
                                            Securities   ey SARs at
                                            Underlying  Fiscal Year
                                           Unexercised    End (a)
                                           SARs at Fis-
                                           cal Year End   Exercis-
                                                           able/
       Name         SARs         Value     Exercisable/ Unexercisab
                  Exercised    Realized   Unexercisable      le

   Carl H.           --           --
   Lindner                                 --            --

   S. Craig           0            0     0/125,000      0/$125,000
   Lindner

   Robert A.          0            0     0/125,000      0/$125,000
   Adams

   William J.         0            0     0/35,000       0/$35,000
   Maney
   Jeffrey S.         0            0     0/35,000       0/$35,000
   Tate

   Jovite             0            0     50,000/0       $50,000/0
   LaBonte (b)

   Augustus I.       --           --        --           --
   duPont


   (a) The Value of Unexercised In-the-Money SARs at Fiscal Year End is calculated based on a market price for AAG Common Stock on December 31, 1993 of $10.00 per share.

   (b) Mr. LaBonte retired on December 31, 1993. As a result, his SARs became fully vested on such date.


   Organization and Policy Committee Report

     The Organization and Policy Committee of AAG's Board of Directors consists of three directors, none of whom is an employee of AAG or any of its subsidiaries. The Committee's functions include reviewing and making recommendations to the Board of Directors with respect to the compensation of each officer of the Company whose annual base salary exceeds $200,000. Until March 1994, the Committee's authority extended to the compensation of AAG's principal officers and every other officer whose annual base salary exceeded $125,000. AAG's cash compensation for executive officers in 1993 was comprised principally of annual base salaries and payments pursuant to the 1993 Corporate Bonus Plan. The grant of stock appreciation rights to executive officers provided long-term incentive based compensation. In determining compensation for executive officers, the Committee does not make comparisons with other companies.

     Annual Base Salaries. The Committee approves annual base salaries and salary increases for executive officers that are appropriate for their positions and levels of responsibilities. The Committee does not generally consider the Company's performance in establishing annual base salaries for executive officers.

     1993 Corporate Bonus Plan. Each of the named executive officers, other than Carl H. Lindner and Augustus I. duPont, was eligible to participate in the 1993 Corporate Bonus Plan (the "Bonus Plan"). The Bonus Plan compensates participants based on the financial and operational performance of the Company. Under the Bonus Plan, the Organization and Policy Committee established a target bonus for each participant based on such person's duties and responsibilities with the Company and expected contributions during the year. The Committee also established financial and operation goals for the Company, with the financial goals accounting for 60% of the bonus potential and the operational goals accounting for the other 40%. Based on the attainment of these goals, participants in the Bonus Plan could earn up to 125% of the target bonus amounts. The bonuses reported in the Summary Compensation Table for 1993 are amounts awarded to participating executive officers in December 1993. Bonuses were paid at the rate of 120% of the target bonus amounts and were based on assessments of the achievement of the financial and operational goals established by the Committee. The principal factor in evaluating the Company's operational goals was the successful relocation of GALIC's offices from Los Angeles to Cincinnati and the addition of a substantial number of new employees.

     Compensation of the Chief Executive Officer. In April 1992, the Organization and Policy Committee approved an annual base salary of $100,000 for Carl H. Lindner, Chief Executive Officer of the Company. In establishing this salary, the Committee considered Mr. Lindner's numerous management responsibilities with AFC and its affiliates. In establishing Mr. Lindner's salary, the Committee did not specifically consider the Company's performance. During 1993, Mr. Lindner did not participate in any other compensation plans or arrangements of AAG.

     Stock Appreciation Rights. SARs represent a performance-based portion of the Company's compensation system. The Committee believes that the Company's stockholders' interests are well served by aligning the interests of the Company's executive officers with those of stockholders by the grant of SARs. SARs are granted at exercise prices equal to the average of the market price for AAG Common Stock for the ten trading days preceding the date of grant and become exercisable at the rate of 20% per year. The Committee believes that these features provide executive officers with substantial incentives to maximize AAG's long-term success.

     Internal Revenue Code Section 162. Newly enacted provisions of the Internal Revenue Code provide that compensation in excess of $1 million per year paid to the Chief Executive Officer as well as other executive officers listed in the compensation table will not be deductible unless the compensation is "performance based" and the related compensation is approved by stockholders. The new law applies to compensation paid in 1994. It was not considered by the Committee in determining 1993 compensation.

                Members of the Organization and Policy Committee:






                           Ronald F. Walker (Chairman)
                                 Ronald G. Joseph
                               Alfred W. Martinelli

     Performance Graph. The following graph compares the cumulative total stockholder return on AAG Common Stock with the cumulative total return of the Dow Jones Industrial Average ("Dow Jones"), Standard & Poor's 500 Stock Index ("S&P 500") and the Standard & Poor's Life Insurance Industry Index ("S&P Life") from the end of 1988 to the end of 1993. The Company had previously utilized an index comprised of companies engaged in electronic component manufacturing. The companies included in this index were: AMP, Inc., AUGAT, Inc., CTS Corporation, Molex, Inc., Thomas & Bates Corporation and Vishay Intertechnology, Inc. However, the Company discontinued using this index (which was $172.84 at the end of 1993) as the result of the sale of its manufacturing operations and the acquisition of GALIC. The graph assumes $100 invested on December 31, 1988 in AAG Common Stock, the S&P 500, the S&P Life and the Dow Jones, including reinvestment of dividends.

                     [GRAPH SUBMITTED UNDER COVER OF FORM SE]

     Organization and Policy Committee Interlocks and Insider Participation. The members of the Organization and Policy Committee are Ronald F. Walker (Chairman), Ronald G. Joseph and Alfred W. Martinelli, none of whom was during 1993 or prior years an officer or employee of AAG or any of its subsidiaries. Mr. Walker is President and Chief Operating Officer of AFC which owned all of the outstanding capital stock of GALIC prior to the acquisition of GALIC by AAG on December 31, 1992. As a result of transactions relating to AAG's acquisition of GALIC, AFC beneficially owns 80.01% of the outstanding shares of AAG Common Stock. See "Certain Transac-tions" for additional information concerning relationships between AAG and AFC and their respective subsidiaries.

     In addition, Carl H. Lindner, Chairman of the Board and Chief Executive Officer of AAG, is Chairman of the Board and Chief Executive Officer of AFC. AFC's Board of Directors sets the compensation which Mr. Walker receives from AFC.

   Certain Transactions
   Certain Transactions

     GALIC, a wholly-owned subsidiary of the Company, and AMM, a wholly-owned subsidiary of AFC, are parties to an Investment Services Agreement pursuant to which AMM provides investment and custodial services to GALIC with respect to GALIC's investments in accordance with guidelines approved by
   AAG's directors who are not affiliated with AFC.   GALIC pays AMM an annual
   fee of .10% of total invested assets, provided that such fee shall not exceed the actual cost to AMM of providing such services, and GALIC reimburses AMM for certain expenses. Payments made by GALIC to AMM for 1993 totalled $4.4 million.

     AAG and GALIC are members of AFC's consolidated tax group. AAG and GALIC have separate tax allocation agreements with AFC which designate how tax payments are shared by members of the tax group. In general, both companies compute taxes on a separate return basis. GALIC is obligated to make payments to (or receive benefits from) AFC based on taxable income without regard to temporary differences. In accordance with terms of AAG's inden-tures, AAG receives GALIC's tax allocation payments for the benefit of AAG's deductions arising from current operations. If GALIC's taxable income (computed on a statutory accounting basis) exceeds a current period net operating loss of AAG, the taxes payable by GALIC associated with the excess are payable to AFC. If the AFC tax group utilizes any of AAG's net operating losses or deductions that originated prior to 1993, AFC will pay to AAG an amount equal to the benefit received.

     During 1993, AAG incurred consolidated income tax expense of $20.0 million, which amount is recorded as a liability to AFC on AAG's year end balance sheet. Pursuant to the tax allocation agreement, GALIC paid AAG $53.6 million in tax allocation payments in 1993 (including $19.0 million for 1992).

     GAI leases office space in Cincinnati, Ohio from GALIC under a lease which expires in March 2009. GAI paid rent of $1.0 million to GALIC in 1992. In 1993, AAG made rental payments of $63,000 and $250,000 to GAI and Chiquita, respectively, for the sublease of certain office space in Cincinnati, Ohio.


     In 1993, GALIC entered into a coinsurance agreement with Carillon Life Insurance Company, a subsidiary of GAI, whereby GALIC ceded $2.6 million in annuity reserves and transferred an equal amount of cash to Carillon.

     It was determined in 1992 that the agreements governing the Company's 1987 spin-off from APZ obligate the Company to reimburse APZ for workers' compensation claim payments which continue to be required with respect to the Company's operations from 1978 to 1987. The largest such amount outstanding at any one time since January 1, 1993 was $2.7 million. The Company paid $1.0 million to APZ with respect to this liability during 1993 and the remainder of the obligation was paid in the first quarter of 1994.

     In 1993, AAG paid GAI $3.2 million, reflecting the remaining liability for the purchase of GALIC.

     In connection with the GALIC purchase, GALIC's costs for state guarantee funds are set at $1 million per year for a five-year period with respect to insurance companies in receivership, rehabilitation, liquidation or similar situation at December 31, 1992. For any year in which GALIC pays more than $1 million to the various states, GAI will reimburse GALIC for the excess assessments. For any year in which GALIC pays less than $1 million, AAG will pay GAI the difference between $1 million and the assessed amounts. GALIC paid $2.2 million in assessments in 1993 and, accordingly, has recorded a receivable from GAI at December 31, 1993 of $1.2 million.

   Proxies

     Solicitation. Solicitation of proxies is being made by management at the direction of AAG's Board of Directors, without additional compensation, through the mail, in person and otherwise. The cost will be borne by AAG. In addition, AAG will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and AAG will reimburse them for their expenses in so doing.

     Revocation. The execution of a proxy does not affect the right to vote in person at the meeting, and a proxy may be revoked by the person giving it prior to the exercise of the powers conferred by it. A stockholder may revoke a proxy by communicating in writing to the Secretary of AAG at the address indicated above or by duly executing and delivering a proxy bearing a later date. In addition, persons attending the meeting in person may withdraw their proxies. Unless a proxy is revoked or withdrawn, the shares represented thereby will be voted or the votes withheld at the Annual Meeting or any adjournments thereof in the manner described in this Proxy Statement.

   Quorum and Vote Required for Approval

     The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of AAG Common Stock outstanding at the Record Date shall constitute a quorum to consider Proposals 1, 2, 3 and 4. In the event a quorum does not attend the Annual Meeting, those stockholders who attend in person or by proxy may adjourn the meeting to such time and place as they may determine.

     The nine nominees receiving the highest number of votes will be elected as directors.

     The affirmative vote of the holders of at least a majority of the total number of shares of AAG Common Stock represented at the Annual Meeting will be required to adopt Proposal 2 (relating to the 1994 Stock Option Plan), Proposal 3 (relating to the 1994 Directors' Stock Appreciation Rights Plan) and Proposal 4 (relating to ratification of an exchange transaction).

     With the exception of the election of directors, abstentions and broker non-votes will have the same effect as a vote against any of the foregoing proposals.

   Independent Auditors
   Independent Auditors

     The accounting firm of Ernst & Young served as the Company's independent auditors for the fiscal year ended December 31, 1993. Ernst & Young also serves as independent auditors for AFC and many of its subsidiaries. Representatives of that firm will attend the annual meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by stockholders. No auditor has yet been selected for the current year since it is generally the practice of AFC and its subsidiaries not to select independent auditors prior to the annual stockholders meeting.

     On February 11, 1993, pursuant to a recommendation by management and approval by the Audit Committee of the Board of Directors, the Company engaged Ernst & Young as its new auditors, replacing Deloitte & Touche. Ernst & Young has served as the auditors of GALIC and AFC for more than 10 years, and this change gives continuity to the audit of AAG's only significant subsidiary and enables AAG to better coordinate financial reporting matters with AFC.

     Neither Deloitte & Touche's report dated March 24, 1992 on the Company's financial statements for the year ended December 31, 1991 nor its report dated February 8, 1991 for the year ended December 31, 1990 contained an adverse opinion or a disclaimer of opinion, and neither report was qualified or modified as to uncertainty, audit scope or accounting principles.

     During the Company's fiscal years ended December 31, 1991 and December 31, 1990, and the subsequent interim period, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which if not resolved to Deloitte & Touche's satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its report.

     During the Company's fiscal year ended December 31, 1991 and December 31, 1990, and the subsequent interim period: (a) Deloitte & Touche did not advise the Company that there do not exist the internal controls necessary for the Company to develop reliable financial statements; (b) Deloitte & Touche did not advise the Company that information had come to Deloitte & Touche's attention that led it to no longer be able to rely on management's representations, or that made Deloitte & Touche unwilling to be associated with the financial statements prepared by management; (c) Deloitte & Touche did not advise the Company that Deloitte & Touche needed to expand significantly the scope of its audit, or that information had come to Deloitte & Touche's attention during such time period that if further investigated may (i) materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report or (ii) cause Deloitte & Touche to be unwilling to rely on management's representations or be associated with the Company's financial statements; and (d) Deloitte & Touche did not advise the Company that information had come to Deloitte & Touche's attention of the type described in subparagraph (c) above, the issue not being resolved to Deloitte & Touche's satisfaction prior to its dismissal.

     The Company did not, during its fiscal years ended December 31, 1991 and December 31, 1990, and the subsequent interim period, consult with Ernst & Young regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements.

   Stockholder Proposals for 1995 Annual Meeting

     Proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders must be received by AAG not later than January 15, 1995 in order to be considered for inclusion in AAG's proxy statement and form of proxy to that meeting. Any such proposal should be communicated in writing to the Secretary of AAG at the address indicated above.

   Documents Incorporated by Reference
   Documents Incorporated by Reference

     The Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1993 is hereby incorporated by reference into this Proxy Statement as permitted by the provisions of Item 13 of Schedule 14A under the Securities Exchange Act of 1934.

   Annual Report and Form 10-K Report
   Annual Report and Form 10-K Report

     An annual report for the year ending December 31, 1993, containing financial and other information about the Company has previously been provided or is being concurrently provided to all stockholders.

     The Company will send, without charge, a copy of its 1993 Annual Report on Form 10-K (excluding exhibits), as filed with the Securities and Exchange Commission, to any stockholder upon written request. Requests should be sent to Mark F. Muething, Senior Vice President, General Counsel and Secretary, P. O. Box 120, Cincinnati, Ohio 45201-0120.

   Cincinnati, Ohio
   May 10, 1994

                                                                        ANNEX 1
                           AMERICAN ANNUITY GROUP, INC.

                              1994 STOCK OPTION PLAN


     Section 1. Purpose. The purpose of the Plan is to promote the interests of the Company and its stockholders by providing a means for selected Key Employees of the Company and its Subsidiaries to acquire a proprietary interest in the Company, thereby strengthening the Company's ability to attract capable management personnel and providing an inducement for Key Employees to remain in the employ of the Company or its Subsidiaries and to perform at their maximum levels. It is intended that Options granted pursuant to this Plan may be Incentive Stock Options or Nonqualified Stock Options, as hereinafter set forth.

     Section 2. Definitions. Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meanings set forth below:

          (a)  "Board" shall mean the Board of Directors of the Company.

          (b) "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

          (c) "Committee" shall mean a committee of the Board which consists solely of not less than two (2) "outside directors" (as defined in Section 3 hereof) appointed by the Board to administer the Plan and perform the functions set forth in Section 3 of this Plan.

          (d) "Common Stock" shall mean the Common Stock, par value One Dollar ($1.00) per share, of the Company, and any other stock or securities resulting from the adjustment thereof or substitution therefor as described in Section 12, 13 of this Plan.

          (e) "Company" shall mean American Annuity Group, Inc., a Delaware corporation.

          (f) "Fair Market Value" with respect to the Common Stock as of any date shall mean (i) in the event the Common Stock is listed on a national securities exchange, the closing price as reported for composite transactions on that date, or, if no sales occurred on that date, then the closing price on the next preceding date on which such sales of Common Stock occurred; (ii) in the event the Common Stock is not listed on a national securities exchange, the mean between the high bid and low asked prices reported for shares of Common Stock traded over-the-counter on that date, or, if no bid and asked prices were reported on that date, then the mean between the high bid and low asked prices on the next preceding date on which such prices were reported; or (iii) in the event there are no over-the-counter prices for the Common Stock and it is not listed on a national securities exchange, the fair market value as determined by the Committee in its discretion.

          (g) "Incentive Stock Option" shall mean an Option granted under the Plan and designated as such by the Committee which meets the requirements of Section 422 of the Code.

          (h) "Key Employee" shall mean a regular employee, whether or not a director of the Company or a Subsidiary, who is an officer or holds a managerial or other key position as determined by the Committee, and who, in the judgment of the Committee, has demonstrated a capacity for making a substantial contribution to the success of the business of the Company or a Subsidiary.

          (i) "Nonqualified Stock Option" shall mean an Option granted under the Plan other than an Incentive Stock Option.

          (j) "Option" shall mean, unless otherwise specifically limited under any provision of this Plan, both an Incentive Stock Option and a Nonqualified Stock Option granted pursuant to this Plan.

          (k) "Option Price" shall mean the price at which Common Stock may be purchased under an Option, as provided in Section 7(e) of this Plan.

          (l) "Optionee" shall mean a Key Employee granted an Option under the Plan.

          (m) "Parent" shall mean any corporation which qualifies as a parent corporation of the Company within the meaning of Section 424 of the Code.

          (n) "Plan" shall mean the American Annuity Group, Inc. 1994 Stock Option Plan.

          (o) "Stock Option Agreement" shall mean the written agreement between an Optionee and the Company evidencing the grant of an Option and setting forth the terms and conditions of the grant.

          (p) "Subsidiary" shall mean any corporation which qualifies as a subsidiary corporation of the Company within the meaning of Section 424 of the Code.

     Section 3.     Administration of the Plan.

          (a) Committee. The Plan shall be administered by the Committee which shall consist solely of not less than two (2) "outside directors," as such term is defined in P. Reg. 1.162-27(e)(3) of the Income Tax Regulations (or such comparable definition in the final Income Tax Regulations). Each member shall also be a "disinterested person" as defined in Section 16b-3(c)(2)(i) promulgated under the Securities Exchange Act of 1934 (the "1934 Act"). The members of the Committee shall serve at the pleasure of the Board, which shall have the power, at any time and from time to time, to remove members from the Committee or to add members thereto. Vacancies on the Committee shall be filled by action of the Board.

          (b) Duties and Powers of the Committee. The Committee shall have the full power and authority, but subject to and not inconsistent with the express provisions of the Plan, to establish and administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority (i) to grant Options which have received any requisite approval of the Board and to determine which Options shall constitute Incentive Stock Options and which Options shall constitute Nonqualified Stock Options; (ii) to determine the employees to whom, and the time or times at which, Options shall be granted; (iii) to determine the number of shares of Common Stock to be covered by each Option; (iv) to determine the Option Price of Common Stock subject to an Option; (v) to determine the duration of the exercise period of Options and the time or times at which Options may be exercised and the extent of exercisability of Options; (vi) to determine the terms and provisions of Stock Option Agreements (which need not be identical) entered into in connection with Options granted under the Plan, including such terms and provisions as shall in the judgment of the Committee be necessary or advisable in order to conform to any applicable laws or regulations, as the same may be amended from time to time; and (vii) to make all other determinations necessary or advisable for the administration of the Plan. Subject to the express provisions of the Plan, the Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Stock Option Agreement in such manner and to the extent it shall determine in order to carry out the purposes of the Plan.

     The Committee shall have full power and authority to construe and interpret the Plan and the respective Stock Option Agreements and to establish, amend or rescind such rules, regulations and procedures as the Committee deems necessary or appropriate for the proper administration of the Plan.

     The determinations of the Committee on the foregoing matters and any other matters arising in connection with the construction, administration, interpretation and effect of the Plan and of the Committee's rules and regulations thereunder shall (except as otherwise specifically provided in the Plan) be final, binding and conclusive.

          (c) Committee Meetings and Actions. The Committee may select one of its members as Chairman. The Committee shall hold its meetings at such times and places as it shall determine. All decisions and determinations of the Committee shall be made by not less than the affirmative vote of a majority of its members. Actions may be taken by the Committee at a duly conveyed meeting (including a meeting by telephone conference call) or by unanimous written consent.

     Section 4. Eligibility. Options under the Plan may be granted only to Key Employees of the Company and its Subsidiaries. More than one Option may be granted to the same Optionee and be outstanding concurrently hereunder.

     Section 5.     Shares Subject to the Plan.

          (a)  Aggregate Number of Shares Available.    Subject to the
     adjustments provided for in Section 12, 13 of this Plan, the aggregate number of shares of Common Stock for which Options may be granted under the Plan shall be One Million Five Hundred Thousand (1,500,000) shares. Shares delivered by the Company pursuant to exercises of Options may be authorized but unissued shares of Common Stock, issued shares of Common Stock which have been reacquired by the Company, or a combination thereof, as the Board or the Committee shall from time to time determine.

          (b) Maximum Number of Options. The maximum number of Options which may be granted under the Plan to any individual during any calendar year is Two Hundred Fifty Thousand (250,000).

          (c)  Effect of Expiration of Options.    In the event that any
     outstanding Option under the Plan for any reason expires or is terminated without having been exercised in full, the shares of Common Stock subject to but not issued under such Option shall again be available for the granting of Options under the Plan.

          (d) Effect of Exercises. If all or any portion of an Option is exercised, the shares with respect to which such Option is exercised, shall not thereafter be available for the granting of other Options under the Plan

     Section 6. Stock Options Agreements. Each Option shall be evidenced by a written Stock Option Agreement, which shall be executed by the Company and the Optionee, containing such terms and conditions, not inconsistent with the Plan, as shall be determined by the Committee. Stock Option Agreements evidencing Incentive Stock Options shall contain such terms and conditions, among others, as may be necessary in the opinion of the Committee to qualify them as an incentive stock option under the Code.

     Section 7. Terms and Conditions of Options. Each Option granted under the Plan shall comply with and be subject to the following terms and conditions, as well as such other terms and conditions as may be determined by the Committee and specified in the related Stock Option Agreement:

          (a) Number of Shares. The number of shares of Common Stock to which an Option relates shall be determined by the Committee and specified in the related Stock Option Agreement.

          (b) Type of Option. Each Stock Option Agreement shall specify the type of Option granted and evidenced thereby, i.e., whether the Option is an Incentive Stock Option or a Nonqualified Stock Option.

          (c) Date of Grant; Exercise Period. The date of grant of any Option shall be the date on which the Committee shall award the Option (or the earlier date, if applicable, that the Board specifically approves such grant) if an immediate grant of such Option is contemplated, or the date contemplated as the date of grant if the Committee imposes a condition on the granting of such Option. Options granted under the Plan shall be for such periods as may be determined by the Committee and set forth in the related Stock Option Agreements, subject to the provisions of Section 9 hereof regarding early termination upon the occurrence of certain events and subject to the further provisions of this paragraph 7(c). The exercise period of an Incentive Stock Option shall not exceed Ten (10) years from the date of grant of such Option.

          (d) Vesting of Options. Unless otherwise established by the Committee, all Options shall become exercisable upon the first anniversary of the date of grant to the extent of Twenty Percent (20%) of the total shares covered by the Option with an additional Twenty Percent (20%) of the total shares covered by the Option becoming exercisable on each succeeding anniversary. This right of exercise shall be cumulative and shall be exercisable in whole or in part.

          (e) Option Price. The Option Price per share of the Common Stock subject to an Option granted under the Plan shall be determined by the Committee at the time the Option is granted, and shall be subject to the following conditions:

               (i) Nonqualified Stock Options - The Option Price per share of Common Stock subject to a Nonqualified Stock Option may be less than the Fair Market Value per share of the Common Stock on the date of grant, but shall not be less than the par value per share of Common Stock.

               (ii) Incentive Stock Options - The Option Price per share of Common Stock subject to an Incentive Stock Option shall not be less than the greater of (a) One Hundred Percent (100%) of the Fair Market Value per share of the Common Stock on the date of grant, or (b) the par value per share of the Common Stock.

     Section 8.     Method of Exercise; Payment of Option Price

          (a) Method of Exercise. An Option may be exercised as to any or all full shares of Common Stock as to which the Option has become exercisable in accordance with the terms of the related Stock Option Agreement and the provisions of this Plan by delivering to the Company written notice of such exercise in the manner hereinafter specified in Section 18, provided, however, that an Option may not be exercised at any one time as to less than One Thousand (1,000) shares (or such number of shares as to which the Option is then exercisable if such number of shares is less than One Thousand (1,000) shares). Such written notice shall specify the number of shares of Common Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price for such shares. The date of exercise of an Option or portion thereof shall be the date of receipt by the Company of such written notice as determined in accordance with the provisions of Section 18 of the Plan.

          (b) Payment of Option Price. Payment for shares purchased upon exercise of an Option may be made

               (i)  in cash (including a check, bank draft or money order), or

               (ii) with the approval of the Committee, by delivering to the Company shares of Common Stock already owned by the Optionee ("Previously Held Shares") having a Fair Market Value (determined as of the day preceding the date on which the Option is exercised) equal to the cash Option Price of the shares of Common Stock as to which the Option is being exercised, or

               (iii) with the approval of the Committee, by a combination of the methods described in (i) and (ii) above, or

               (iv) with the approval of the Committee, by any other method or in any other form authorized by the Committee and reflected in the related Stock Option Agreement or in any written notice relative thereto as may be from time to time delivered by the Committee to the Optionee. The Company, in its sole discretion, may establish procedures whereby a Key Employee, subject to the requirements of Rule 16b-3, Regulation T, federal income tax laws and other federal, state and local tax and securities laws, can exercise an Option or a portion thereof without making a direct payment of the option price to the Company; provided, however, that these cashless exercise procedures shall not apply to Incentive Stock Options which are outstanding on the date the Company establishes such procedures unless the application of such procedures to such Options is permitted pursuant to the Code and the regulations thereunder without affecting the Options' qualification under Code Section 422 as Incentive Stock Options. If the Company so elects to establish a cashless exercise program, the Company shall determine, in its sole discretion, and from time to time, such administrative procedures and policies as it deems appropriate and such procedures and policies shall be binding on any Employee wishing to utilize the cashless exercise program.

     Section 9.     Death, Disability or Other Termination of Employment

          (a) Death. In the event an Optionee dies (i) while in the employ of the Company or a Subsidiary or (ii) within Three (3) months of the termination of such employment (other than termination for cause or voluntary termination without the consent of the Company or the Subsidiary, as the case may be), his Option may be exercised, solely to the extent that the Optionee was entitled to exercise the Option at the date of his death or, if earlier, the date of his termination, by the person or persons to whom such Optionee's rights under the Option shall pass by will or the laws of descent and distribution, at any time or from time to time within One (1) year after the date of Optionee's death or prior to the expiration of the period for which the Option was granted, whichever is the shorter period.

          (b) Disability. In the event an Optionee's employment by the Company or a Subsidiary is terminated because of the Optionee's permanent disability, the Optionee may exercise his Option, solely to the extent that he was entitled to do so at the date of termination of his employment, at any time or from time to time within One (1) year after the date of such termination of employment or prior to the expiration of the period for which the Option was granted, whichever is the shorter period.

          (c) Other Termination of Employment. In the event the Optionee's employment by the Company or a Subsidiary is terminated other than by death or permanent disability as provided by paragraphs (a) and (b), respectively, of this Section 9 and other than for cause or by the voluntary action of the Optionee without the consent of the Company or Subsidiary employing the Optionee, the Optionee may exercise his Option, solely to the extent that he was entitled to do so at the date of termination of his employment, at any time or from time to time within Three (3) months after the date of such termination of employment or prior to the expiration of the period for which the Option was granted, whichever is the shorter period. In the event the Optionee's employment by the Company or a Subsidiary is terminated for cause or by the voluntary action of the Optionee without the consent of the Company or Subsidiary employing the Optionee, his Option shall terminate at the date of termination of his employment.

          (d) Failure to Exercise. To the extent an Option or any portion thereof is not exercised within the limited period provided in paragraphs
     (a), (b) or (c) of this Section 9, whichever is applicable, all rights pursuant to such Option will cease and terminate at the expiration of such period.

          (e) Matters Relating to Termination of Employment. The Committee in its absolute discretion shall determine the effect of all matters and questions relating to the termination of employment of an Optionee, including, but not limited to, questions as to whether a termination of employment resulted from permanent disability or was voluntary or involuntary on the part of the Optionee and questions of whether particular leaves of absence constitute terminations employment.

     Section 10. Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of the Plan, the Committee in its discretion may modify, extend or renew outstanding Options granted under the Plan, or accept the surrender of outstanding Options (to the extent not theretofore exercised) and authorize the granting of new Options hereunder in substitution therefor. Notwithstanding the foregoing, however, no modification (other than adjustments as provided by Section
   12, 13 hereof) of an Option shall, without the consent of the Optionee, alter or impair any rights or obligations under any Option theretofore granted to such Optionee.

     If the terms of an Incentive Stock Option are "modified, extended or renewed" within the meaning of Section 424(h) of the Code and interpretations thereunder, such modification, extension or renewal shall be considered the granting of a new Incentive Stock Option.

     Section 11. Withholding Taxes. The Company shall be entitled to require, as a condition to its delivery of shares of Common Stock upon the exercise of an Option, that the Optionee pay to the Company an amount sufficient to satisfy all present or estimated future federal, state and local withholding tax requirements related thereto.

     Subject to the further provisions of this Section 11 and to the approval of the Committee, an Optionee may elect to satisfy applicable withholding tax liabilities by (i) having the Company withhold from the shares of Common Stock otherwise issuable to the Optionee upon his exercise of an Option that number of shares of Common Stock having a Fair Market Value on the day preceding the date of such exercise sufficient to satisfy the amount of such tax liabilities or (ii) delivering to the Company that number of Previously Held Shares having a Fair Market Value on the day preceding the date of such exercise sufficient to satisfy the amount of such tax liabilities. Any such election will be irrevocable and must be made prior to the date the Option exercise becomes taxable. In addition, if the Optionee is a director or an officer of the Company within the meaning of Section 16(b) of the 1934 Act, such election may not be made within Six (6) months of the grant of the Option (except that this limitation will not apply in the event of the death or disability of the Optionee prior to the expiration of the Six (6) month period), and such election shall be made either in the Ten (10) day "window period" following the release of the Company's quarterly or annual summary earnings statement as provided by Rule 16b-3(e)(iii) under the 1934 Act, or at least Six (6) months prior to the date the Option exercise becomes taxable.

     The Company intends that this Section 11 shall comply with the requirements of Rule 16b-3 under the 1934 Act, as the same may be interpreted or amended from time to time during the term of the Plan.
   Should any provision of this Section 11 not be necessary to comply with the requirements of the Rule or should any additional provisions be necessary for this Section 11 to so comply, the Committee may amend the Plan to add to or modify the provisions of the Plan accordingly.

     Section 12. Cash Payments for Taxes. The Committee may, in its sole discretion, provide in a Stock Option Agreement that the Company will make a cash payment to the Key Employee covered thereby equal to the aggregate of the amount of federal, state and local income taxes which such Key Employee would be required to pay to each such taxing authority attributable to the realization of taxable income, if any, as a result of the receipt of Shares pursuant to the exercise of any Option (other than an Incentive Stock Option) granted under the Plan. The Committee may, in its discretion, require the Key Employee to make an election to be taxed immediately under
   Section 83(b) of the Code as a condition to receiving such payment. In computing the amount of such payment, it shall be assumed that every Key Employee granted an Option under the Plan is subject to tax by each taxing authority at the highest marginal tax rate in the respective taxing jurisdiction of such Key Employee (provided that the highest marginal tax rate for federal income tax purposes shall be determined under Section 1 of the Code), taking into account the city and state in which such Key Employee resides, but giving effect to the tax benefit, if any, which such Key Employee may enjoy to the extent that any such tax is deductible in determining the tax liability of any other taxing jurisdiction (disregarding the effects of Code Section 68 in determining deductibility for federal income tax purposes). Likewise, the Committee may, in its sole discretion, provide in a Stock Option Agreement that the Company will make a cash payment to the Key Employee covered thereby equal to the amount of excise taxes (i.e., an "excise tax gross-up payment") which such Key Employee would be required to pay pursuant to Section 4999 of the Code as a result of all or any part of such Key Employee's Option being treated as an "excess parachute payment" within the meaning of Section 280G(b) of the Code. In addition to the foregoing, the Committee may, in its discretion, increase each cash payment due to a Key Employee hereunder, such that each Key Employee who receives Shares and/or an excise tax gross-up payment pursuant to any Option granted under this Plan shall receive such Shares and/or excise tax gross-up payment net of all income and/or excise taxes imposed on such Key Employee on account of the receipt of such Shares and/or excise tax gross-up payment.

     Section 13. Adjustments Upon Changes in Capitalization. The total number and character of shares available for Options under the Plan, the number and character of shares subject to outstanding Options and the Option Price shall be appropriately adjusted by the Committee in the event of any change in the number or character of outstanding shares of Common Stock resulting from a stock dividend, subdivision or combination of shares or reclassification. In the event of a merger or consolidation of the Company or a tender offer for shares of Common Stock, the Committee may make such adjustments with respect to Options under the Plan and take such other actions as it deems necessary or appropriate to reflect, or in anticipation of, such merger, consolidation or tender offer, including, without limitation, the substitution of new Options, the termination or adjustment of outstanding Options, the acceleration of Options, or the removal of limitations or restrictions on outstanding Options.

     Section 14. Nontransferability. No Option granted under the Plan shall be transferable by an Optionee otherwise then by will or by the laws of descent and distribution, and an Option may be exercised, during the lifetime of the Optionee, only by the Optionee.

     Section 15. No Right to Continued Employment. Nothing in this Plan or in any Option granted hereunder shall confer upon an Optionee any right to continue in the employ of the Company or a Subsidiary nor interfere or affect in any way the right of the Company or a Subsidiary to terminate an Optionee's employment at any time for any reason.

     Section 16. Rights as a Shareholder. An Optionee shall have no rights as a shareholder with respect to any shares of Common Stock subject to an Option until the date of issuance to him of a stock certificate or certificates for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 12, 13 hereof.

     Section 17. Compliance with Law and Other Conditions. The obligation of the Company to issue or deliver shares of Common Stock upon the exercise of Options shall be subject to all applicable laws, regulations, rules and approvals of applicable governmental and regulatory authorities. Notwithstanding any other provisions of this Plan or any Stock Option Agreements, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock purchased upon the exercise of an Option prior to the fulfillment of the following conditions:

          (i) The listing, or approval for listing upon notice of issuance, of such shares on any securities exchange on which the Common Stock is then listed;

          (ii) The registration or other qualification of such shares under any state or federal securities law or regulation which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

          (iii) The obtaining of any other consent, approval, permit or other clearance from any state or federal governmental or regulatory agency which the Committee shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable.

     With respect to Options granted to any Optionee who is an officer of the Company or is otherwise subject to Section 16 of the 1934 Act, the Committee may, in its absolute discretion at the time of the granting of an Option or the exercise thereof, make such provisions as may be necessary to assure compliance with Rule 16b-3 under the 1934 Act.

     Section 18. Notices. Whenever any notice is required or permitted to be given under the Plan or any Stock Option Agreement, such notice must be in writing and personally delivered or sent by courier or by mail. Any such notice shall be deemed effectively given or delivered upon personal deliver or Twenty-Four (24) hours after delivery to a courier service which guarantees overnight delivery or Five (5) days after deposit with the U.S. Post Office, by registered or certified mail, return receipt requested, postage prepaid, addressed to the person who is to receive such notice at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or an Optionee may change, at any time and from time to time, by written notice to the other, the address which it or he had theretofore specified for receiving notices. Until changed in accordance herewith, the Company and each Optionee shall specify as its or his address for receiving notices the address set forth in the Stock Option Agreement pertaining to the shares of Common Stock to which such notice relates.

     Section 19. Amendment, Suspension or Termination of the Plan. The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board, unless the board delegates such authority to the Committee; provided, however, that except as expressly authorized by the Plan, neither the Board nor the Committee shall, without the approval of the holders of a majority of the outstanding shares of the Company's stock entitled to vote thereon, effect any change to the Plan if such change would cause the Plan to cease to satisfy any applicable conditions of Rule 16b-3.

     Further, no such amendment, suspension or termination, other than adjustments for changes in capitalization as provided in Section 12, 13 hereof, shall adversely affect or impair any outstanding Option without the written consent of the Optionee affected thereby.

     Section 20.    Effective Date; Duration.

     (a) Effective Date. The Plan shall become effective upon the date of its adoption by the Board provided that, within Twelve (12) months after the date the Plan is adopted by the Board, the Plan is approved and adopted by the holders of a majority of the outstanding shares of stock of the Company entitled to vote thereon. If the Plan shall not be subsequently approved and adopted by the shareholders of the Company as specified herein, the Plan and all Options granted hereunder shall be null and void and any obligation pursuant to the subsequent exercise of any Option previously granted shall not be binding upon the Company. To the extent an Optionee has already purchased and paid for any shares received under the Plan, the Optionee may retain the ownership of said shares; however, the prior exercise of said Option shall not constitute the exercise of an Incentive Stock Option.

     (b) Duration. Unless earlier terminated by the Board or the Committee pursuant to the provisions of the Plan, the Plan shall terminate on the tenth anniversary of its effective date as hereinbefore specified. No Options shall be granted under the Plan after such termination date.

                                                                        ANNEX 2
                           AMERICAN ANNUITY GROUP, INC.
                  1994 DIRECTORS STOCK APPRECIATION RIGHTS PLAN


   1.     PURPOSE    1.     PURPOSE

     The purpose of the American Annuity Group 1994 Directors Stock Apprecia-tion Rights Plan (the "Plan") is to aid American Annuity Group (the "Company") in attracting and retaining directors of outstanding competence, dedication and loyalty. Consistent with this objective, the Plan provides for the grant to non-employee directors of Stock Appreciation Rights ("SARs") pursuant to the terms and conditions hereinafter set forth. As used herein, the term "Subsidiary" means any domestic or foreign corporation, at least 50% of the outstanding voting stock or voting power of which is beneficially owned, directly or indirectly, by the Company.


   2.     EFFECTIVE DATE
   2.     EFFECTIVE DATE

     The Plan was approved by the Board of Directors of the Company (the "Board of Directors") and became effective on March 2, 1994 (the "Effective Date").


   3.     ADMINISTRATION
   3.     ADMINISTRATION

     The Plan shall be administered by the Organization and Policy Committee of the Board of Directors or such other committee appointed by the Board of Directors (the "Committee"). The Committee will consist of three or more directors who may also be eligible to participate in the Plan.


   4.     ELIGIBILITY
   4.     ELIGIBILITY

     SARs under the Plan shall be granted only to persons who are directors of the Company and who are not employees of the Company or a Subsidiary. No SARs under the Plan shall be granted to any person who is an employee of the Company or a Subsidiary.


   5.     GRANT OF SARs
   5.     GRANT OF SARs

     SARs shall automatically be granted pursuant to the terms of this Section without further action by the Board of Directors. The date on which SARs are granted hereunder shall be referred to herein as the "Date of Grant."

     5.1 On the Effective Date, each person serving as a director of the Company who is not an employee of the Company or a Subsidiary shall be granted 10,000 SARs.

     5.2 On each March 1 following the Effective Date during the term of the Plan, each person serving as a director of the Company on such date who is not an employee of the Company or a Subsidiary shall be granted 1,000 SARs.

     5.3 Each person who is elected as a director of the Company, who (i) was not a director of the Company on the Effective Date, and (ii) is not an employee of the Company or a Subsidiary on the date of election as a director, shall be granted 10,000 SARs on the date such person is elected a director.

     5.4 All SARs granted pursuant to the Plan shall have an SAR Grant Price determined pursuant to Section 7.1 hereof.


   6.     AVAILABLE SARs
   6.     AVAILABLE SARs

     6.1 The stock subject to the SARs granted under the Plan shall be the Common Stock, $1.00 par value, of the Company ("Common Stock"). Each SAR shall be deemed to equal one share of Common Stock, and except as otherwise required or permitted by Paragraph 6.2, the aggregate number of SARs which may be granted under the Plan shall not exceed 500,000. If an SAR expires, terminates, is forfeited or is otherwise surrendered, in whole or in part, the shares allocable to such SAR shall again become available for SARs under the Plan.

     6.2 The aggregate number of SARs pursuant to the provisions of the Plan shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from any stock dividend, stock split or similar event and may, in the sole discretion of the Board of Directors of the Company, be similarly adjusted for any other capital adjustment (including a reclassification of shares or recapitalization or reorganization of the Company) or the distribution to holders of shares of Common Stock of rights, warrants, assets or evidences of indebtedness.


   7.     TERMS AND CONDITIONS OF SARs
   7.     TERMS AND CONDITIONS OF SARs

     Each SAR granted pursuant to the Plan shall be evidenced by a written agreement (the "Agreement") between the Company and the person to whom the SAR is granted (the "Grantee") in such form or forms as the Committee, from time to time, shall prescribe, which shall comply with and be subject to the terms and conditions of this Paragraph 7. In addition, the Committee may, in its absolute discretion, include in any such Grant other terms, conditions and provisions that are not inconsistent with the express provisions of the Plan.

     7.1 SAR Grant Price. The initial price at which each SAR may be granted on the Effective Date shall be $9.62. Thereafter, the price at which each SAR is granted under the Plan shall be the average of the means between the high and low sales prices for shares of the Common Stock for the ten consecutive trading days immediately preceding the Date of Grant as reported on the New York Stock Exchange Composite Tape (or the principal market on which the Common Stock is traded, if the Common Stock is not listed on that exchange at any time during such ten day period). The price at which an SAR is granted is the "SAR Grant Price." Notwithstanding the foregoing, if the number of shares of Common Stock subject to any SAR is adjusted pursuant to Paragraph 6.2 hereof, a corresponding adjustment shall be made to the SAR Grant Price.

     7.2 Duration of SARs. Each SAR granted under the Plan shall expire and all rights pursuant thereto shall cease on the date which shall be the tenth anniversary of the Date of Grant (the "Expiration Date").

     7.3 Vesting of SARs. Each SAR granted hereunder may be exercised to the extent that the Grantee is vested in such SAR. The SARs will vest according to the following schedule:

        Number of Years the Grantee has remained        Shares
         a director of the Company following        represented by
                 the Date of Grant                  an SAR in which
                                                     a Grantee is
                                                        Vested

        Under one . . . . . . . . . . . . . . . .          0%
        At least one but less than two  . . . . .         20%
        At least two but less than three  . . . .         40%
        At least three but less than four . . . .         60%
        At least four but less than five  . . . .         80%
        Five or more  . . . . . . . . . . . . . .        100%

     Anything contained in this Paragraph 7.3 to the contrary notwithstanding, a Grantee shall become fully (100%) vested in each of his or her SARs under the following circumstances: (i) upon termination of the Grantee's service as a director of the Company for reasons of death, Disability or Retirement (as such terms are defined in Paragraphs 7.7.4 and 7.7.5); (ii) if the Committee, in its sole discretion, determines that acceleration of the SAR vesting schedule would be desirable for the Company; or (iii) if such SARs vest pursuant to Paragraph 7.4.

     7.4 Merger, Consolidation, Etc. If the Company shall, pursuant to action by its Board of Directors, at any time propose to merge into, consolidate with, or sell or otherwise transfer all or substantially all of its assets to another corporation and provision is not made pursuant to the terms of such transaction for the assumption by the surviving, resulting or acquiring corporation of outstanding SARs or for substitution of new SARs therefor, the Committee shall cause written notice of the proposed transaction to be given to each Grantee not less than twenty days prior to the anticipated effective date of the proposed transaction, and his or her SARs shall become fully (100%) vested and, prior to a date specified in such notice, which shall be not more than ten days prior to the anticipated effective date of the proposed transaction, each Grantee shall have the right to exercise his or her SARs. Each Grantee, by so notifying the Company in writing, may in exercising his or her SARs, condition such exercise upon, and provide that such exercise shall become effective at the time of, but immediately before, the consummation of the transaction. If the transaction is consummated, each SAR, to the extent not previously exercised before the date specified in the foregoing notice, shall terminate on the effective date of such consummation. If the transaction is abandoned, (i) any SAR not exercised shall continue to be available for exercise in accordance with other provisions of the Plan and (ii) to the extent that any SAR not exercised before such abandonment shall have vested solely by operation of this Paragraph 7.4, such vesting shall be deemed annulled, and the vesting schedule set forth in or pursuant to Paragraph 7.3 shall be reinstituted, as of the date of such abandonment.

     7.5 Exercise of SARs. A person entitled to exercise an SAR may exercise it to the extent vested pursuant to Paragraph 7.3 in whole or in part during any period beginning on the third business day following the date of release of the financial data specified in Rule 16b-3(e)(1)(ii) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and ending on the twelfth business day following such date (the "Window Period"), by delivering to the Secretary of the Company written notice (the "Notice") specifying the number of SARs being exercised. Upon exercise of an SAR by a





   Grantee, the Company will pay the Grantee an amount (the "Spread") equal to
   (i) the excess of the Exercise Price over the SAR Grant Price multiplied by

   (ii) the number of shares represented by the SAR or portion thereof being exercised. The "Exercise Price" shall be the average of the means between the high and low sales prices of shares of Common Stock for the ten consecutive trading days immediately preceding the Notice as reported on the New York Stock Exchange Composite Tape (or the principal market on which the Common Stock is traded, if the Common Stock is not listed on such exchange at any time during such ten day period). Payment by the Company upon exercise of an SAR shall be in the manner provided below.

          7.5.1 The Company shall pay 50% of the Spread in cash to the Grantee, subject to any applicable tax withholding provisions, within ten business days after the exercise of the SAR.

          7.5.2 The Company shall have the option to pay the remaining 50% of the Spread in any combination of cash or shares of Common Stock. The number of shares of Common Stock to be issued shall be determined by dividing the portion of the Spread being paid in Shares by the Exercise Price. To the extent that the Company chooses to pay a portion of the Spread in shares of Common Stock, the Company will deliver a certificate registered in the name of the Grantee for the number of such shares to the Grantee within twenty business days after the exercise of the SAR. The Company may include a legend on any stock certificate issued hereunder to reflect any restrictions provided for in Paragraph 8 hereof. In no event shall the Company issue shares of Common Stock in partial payment of a Spread if (i) Article Twelfth of the Company's Certificate of Incorporation as in existence at the Effective Date or any substantially similar successor provision shall be in effect and (ii) the issuance of Shares would cause the Grantee to beneficially own 4.75% or more of the Company's outstanding Shares. To the extent that the Company chooses to pay the remaining 50% of the Spread in cash, such payment shall be paid over a period of ten years. Such deferred cash payment shall bear interest at a rate of 10%, and the Company shall make ten equal annual payments of principal plus accrued interest payable on each January 15.

     7.6 Nontransferability. SARs shall not be transferable other than by will or the laws of descent and distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee.

     7.7 Termination of Service as a Director. Unless otherwise determined by the Committee, the following rules shall apply in the event of Grantee's termination of service as a director of the Company.

          7.7.1 Except as provided in Paragraph 7.7.4 or 7.7.5, in the event of a Grantee's termination of service as a director of the Company either (1) as a result of his removal as a director for cause or (2) as a result of resignation of the director, his or her SAR shall immediately terminate.

          7.7.2 In the event of the Grantee's termination of service as a director under circumstances other than those specified in Paragraph 7.7.1 hereof and for reasons other than death, Disability (as defined in Paragraph 7.7.4) or Retirement (as defined in Paragraph 7.7.5), his or her SARs shall terminate on the date which is 90 days from the date of such termination of service as a director or on its Expiration Date, whichever shall first occur; provided, however, that if the Grantee is subject to the provisions of Section 16(a) of the Exchange Act on the date of termination of service as a director, such SARs shall terminate (x) on the date which is the end of the first Window Period following the later of 90 days from the date of such termination of service as a director or six months and ten days after the date of Grant of such SARs or (y) on its Expiration Date, whichever shall first occur.

          7.7.3 In the event of the death of a Grantee while he or she is serving as a director of the Company, such SAR shall terminate on the first anniversary of the Grantee's death or on its Expiration Date, whichever shall first occur.

          7.7.4 In the event of the Grantee's termination of service as a director due to mental or physical infirmity of the Company
     ("Disability"), his or her SARs shall terminate on first anniversary of such Disability, or on its Expiration Date, whichever shall first occur.

          7.7.5 In the event that the Grantee's service as a director terminates after five or more years of service as a director
     ("Retirement"), his or her SARs shall terminate on the second anniversary of the date of such Retirement or on its Expiration Date, whichever shall first occur.

          7.7.6 Anything contained in this Paragraph 7.7 to the contrary notwithstanding, an SAR may only be exercised following the Grantee's termination of service as a director for reasons other than death, Disability or Retirement if, and to the extent that, such SAR was exercisable immediately prior to such termination service as a director.

     7.8 No Rights as Stockholder or to Continue as a Director. No Grantee shall have any rights as a stockholder of the Company with respect to any shares of Common Stock prior to the date of issuance to him or her of a certificate representing such shares issued pursuant to Paragraph 7.5.2, and neither the Plan nor any SAR granted under the Plan shall confer upon a Grantee any right to continue to serve as a director.


   8.     ISSUANCE OF SHARES; RESTRICTIONS

     8.1 Unless any shares of Common Stock to be issued by the Company under the Plan have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, in the case of any Grantee who may be deemed an "affiliate" of the Company as defined in Rule 405 under the Securities Act, such shares have been registered under the Securities Act for resale by such Grantee, or unless the Company has determined that an exemption from registration is available, the Company may require prior to and as a condition of the issuance of any shares of Common Stock that the person receiving such shares hereunder furnish the Company with a written representation in a form prescribed by the Committee to the effect that such person is acquiring such shares solely with a view to investment for his or her own account and not with a view to the resale or distribution of all or any part thereof, and that such person will not dispose of any of such shares otherwise than in accordance with the provisions of Rule 144 under the Securities Act unless and until either the shares are registered under the Securities Act or the Company is satisfied that an exemption from such registration is available.

     8.2 Anything contained herein to the contrary notwithstanding, the Company shall not be able to issue any shares of Common Stock under the Plan unless and until the Company is satisfied that such sale or issuance complies with (i) all applicable requirements of the New York Stock Exchange (or the governing body of the principal market in which the Common Stock is traded, if the Common Stock is not then listed on that exchange), (ii) all applicable provisions of the Securities Act and (iii) all other laws or regulations by which the Company is bound or to which the Company is subject.

   9.     TERM OF THE PLAN
   9.     TERM OF THE PLAN

     Unless the Plan has been sooner terminated pursuant to Paragraph 10 hereof, the Plan shall terminate on, and no SARs shall be granted after the tenth anniversary of the Effective Date. The provisions of the Plan, however, shall continue thereafter to govern all SARs theretofore granted, until the exercise, expiration or cancellation of the SARs.


   10.    AMENDMENT AND TERMINATION OF PLAN

     The Board of Directors at any time may terminate or suspend the Plan or amend it from time to time in such respects as it deems desirable; provided that, without the further approval of the stockholders no amendment shall
   (i) increase the maximum aggregate number of SARs which may be granted under the Plan, (ii) change the SAR Grant Price provided for in Paragraph 7.1 hereof, (iii) change the eligibility provisions of Paragraph 4 hereof or
   (iv) make any other amendment which in the opinion of counsel to the Company must be approved by the Company's stockholders in order to remain an exempted plan under Rule 16b-3, and provided further that, subject to the provisions of Paragraph 8 hereof, no termination of or amendment to the Plan shall adversely affect the rights of any participant without the consent of such participant, as the case may be. In addition, the provisions of the Plan shall not be amended more than once every six months, other than to comport with changes to the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.


   11.    STOCKHOLDER APPROVAL
   11.    STOCKHOLDER APPROVAL

     This Plan and any Grants made hereunder are conditioned upon approval of the Plan at the 1994 Annual Meeting of Stockholders of the Company. If such approval is not obtained, the Plan and any Grants made hereunder shall automatically terminate and be of no further force or effect and a Grantee shall have no rights under the Plan or any Grant.

                                 PRELIMINARY COPY
                           AMERICAN ANNUITY GROUP, INC.
                             Proxy for Annual Meeting

   Registration Name and Address




   The undersigned hereby appoints William J. Maney and Mark F. Muething and each of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of American Annuity Group, Inc. to be held on June 14, 1994 at 10:00 a.m., Eastern Daylight Savings Time, and any adjournment of such meeting.

        The Board of Directors recommends a vote FOR each of the following
   Proposals:

   1.     Election of Directors

          / / FOR AUTHORITY to elect the       / / WITHHOLD AUTHORITY to
              nominees listed below (except        vote for every nominee
              those whose names have been          listed below
              crossed out)

           Robert A. Adams     John T. Lawrence     William R. Martin
           A. Leon Fergenson   Carl H. Lindner      Alfred W. Martinelli
           Ronald G. Joseph    S. Craig Lindner     Ronald F. Walker

   2.      Approval of AAG's 1994 Stock Option Plan.
           / / FOR             / / AGAINST          / / ABSTAIN

   3.      Approval of AAG's 1994 Directors' Stock Appreciation Rights Plan.
           / / FOR             / / AGAINST          / / ABSTAIN

   4. Ratification of Appointment of Ernst & Young to audit the 1994 Consolidated Financial Statements of AAG.
           / / FOR             / / AGAINST          / / ABSTAIN

   5. Ratification of the issuance of 3,238,162 shares of Common Stock of AAG in exchange for 450,000 shares of Series A Preferred Stock of AAG.
           / / FOR             / / AGAINST          / / ABSTAIN

   DATE: ___________________, 1994     SIGNATURE: __________________________

                                       SIGNATURE: __________________________
                                       (if held jointly) Important:  Please
                                       sign exactly as name appears hereon
                                       indicating, where proper, official
                                       position or representative capacity. In case of joint holders, all should sign.

      This proxy when properly executed will be voted in the manner dictated herein by the above signed shareholder. If no direction is made, this proxy will be voted FOR each Proposal. To vote your shares, please mark, sign, date and return this proxy form using the enclosed envelope.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.